FORM OF PLAN AND AGREEMENT OF REORGANIZATION


         THIS PLAN AND AGREEMENT OF REORGANIZATION (the "Agreement") is made as of February __, 1997, among CD ENTERTAINMENT, LTD., an Ohio limited liability company ("CD Entertainment"), COLONIAL DOWNS HOLDINGS, INC., a Virginia corporation ("Holdings"), COLONIAL DOWNS, L.P., a Virginia limited partnership (the "Partnership"), JAMES L. LEADBETTER ("Leadbetter"), STANSLEY MANAGEMENT CORP., a Virginia corporation ("SMC"), STANSLEY RACING CORP., a Virginia corporation ("Stansley Racing Corp.") and ARNOLD W. STANSLEY ("Stansley").

                              W I T N E S S E T H:

         WHEREAS, the Virginia Racing Commission has granted the Partnership and Stansley Racing Corp. exclusive licenses to own and operate a pari-mutuel horse racing facility in New Kent County, Virginia and several satellite wagering facilities;

         WHEREAS, Holdings has been formed to consolidate the ownership management, financing and operation of such facilities; and the parties wish to set forth their agreement regarding the manner for achieving consolidation

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                             I. REORGANIZATION STEPS

         The parties hereto shall be reorganized and interests within such parties shall be transferred and acquired as provided below in this Section I.

         A. Merger of SMC. Pursuant to Section 13.1-716 et seq. of the Virginia Code of 1950, as amended, SMC shall merge into Holdings which shall be the surviving corporation. Under such merger, Holdings shall acquire all of SMC's assets and assume all of SMC's liabilities, and in exchange therefor Holdings shall issue 750,000 shares of Class A Common Stock and 749,900 shares of Class B Common Stock of Holdings to the shareholders of SMC in proportion to their relative shares of SMC stock which shall be surrendered and canceled.

         B. Transfer by CD Entertainment. CD Entertainment shall transfer all of its partnership interest in the Partnership to Holdings, and in exchange therefor Holdings shall issue 1,500,000 shares of Class B Common Stock of Holdings to CD Entertainment.

         C. Transfer by Leadbetter and Stansley. Leadbetter and Stansley shall transfer all of their shares of Stansley Racing Corp. stock to Holdings, and in exchange therefor Holdings shall issue 50 shares of Class B Common Stock of Holdings to Leadbetter and 50 shares of Class B Common Stock of Holdings to Stansley.

         D. Cancellation of Existing Shares. The shares of Common Stock of Holdings held by each of CD Entertainment and Stansley prior to reorganization described herein shall be canceled.

         E. Issue by the Partnership. The Partnership shall issue to Stansley Racing Corp. an interest in one percent of the Partnership's profits. In exchange therefor Stansley Racing Corp. shall be admitted to the Partnership as the Partnership's sole general partner.

         F. Ownership of the Partnership. As a result of the transactions described in Section I.A, I.B, I.C and I.D hereof, Holdings shall own directly all of the limited partner interests in the Partnership and shall own indirectly through Stansley Racing Corp. the sole general partner interest in the Partnership.

         G. Land. Holdings shall acquire the approximately 345 acre tract of land located in New Kent County, Virginia now owned by Delmarva Properties, Inc. and Chesapeake Forest Products Company, and shall develop the land in accordance with the provisions of all agreements and laws to which it is subject. Holdings and the Partnership shall enter into a lease of the land for a period of 99 years for the sum of $1,000.00 per year.

         H. Public Offering. Immediately following the completion of the foregoing transactions, Holdings shall conduct an initial public offering of its stock in accordance with a registration statement filed with the United States Securities and Exchange Commission.

                               II. IMPLEMENTATION

         A. Closing. Closing of the transactions described in Sections I.A through I.G hereof shall occur upon one day's notice by Holdings to the other parties hereto and closing of the public offering shall occur immediately thereafter.

         B. Action. Each of the parties hereto agrees to take the action with regard to itself described in Section I hereof in reliance on each other party's agreement to do the same. Each of the parties shall take such further action as is necessary to carry out such transactions in accordance with all laws to which it is subject.

         C. Termination. This Agreement shall terminate and be of no further force or effect if the transactions set forth in Sections I.A through I.G have not occurred on or before May 1, 1997.


                             III. GENERAL PROVISIONS

         A. Virginia Law. This Agreement and the parties' rights and obligations hereunder shall be construed and governed under the law of the Commonwealth of Virginia other than its provisions regarding conflicts of law.

         B. Parties Bound. This Agreement shall be binding on and shall inure to the benefit of the parties' successors in interest.

         C. Entire Agreement. This Agreement contains the parties' entire understanding regarding the subject matter hereof and supersedes all prior and contemporaneous agreements regarding the subject matter hereof.

         D. Amendment. This Agreement may be modified only by a written document signed by all of the parties hereto.

         E. Counterpart. This Agreement may be signed in counterpart. Together, all signed counterparts shall constitute a single agreement notwithstanding that not all parties may have signed the same counterpart.

         WITNESS the following signatures:


CD ENTERTAINMENT, LTD.,
   an Ohio limited liability company

By: Jacobs Entertainment Ltd., Manager


    By: __________________________
        Jeffrey P. Jacobs, Manager
        1231 Main Avenue
        Cleveland, Ohio 44113


COLONIAL DOWNS HOLDINGS, INC.,
   a Virginia corporation


By: ___________________________
      Jeffrey P. Jacobs, Chairman and
      Chief Executive Officer


COLONIAL DOWNS, L.P.,
   a Virginia limited partnership

By:      CD Entertainment, Ltd.
         an Ohio limited liability company,
         General Partner

         By:      Jacobs Entertainment, Ltd.,
                  Manager


                  By:_________________________
                     Jeffrey P. Jacobs, Manager
                     1231 Main Avenue
                     Cleveland, Ohio  44113

         By:      Stansley Management Corp.,
                  a Virginia corporation,
                  General Partner


                  By: _____________________________
                      Arnold W. Stansley, President
                      3610 N. Courthouse Rd.
                      P.O. Box 456
                      Providence Forge, VA  23140


---------------------------
James M. Leadbetter
A. C. Leadbetter & Son, Inc.
110 Arco Drive
Toledo, Ohio 43607


STANSLEY MANAGEMENT CORP.,
   a Virgnia corporation


By: _____________________________
     Arnold W. Stansley, President
     3610 N. Courthouse Rd.
     P.O. Box 456
     Providence Forge, Virginia 23140


STANSLEY RACING CORP.,
   a Virginia corporation


By: _____________________________
     Arnold W. Stansley, President
     3610 N. Courthouse Rd.
     P.O. Box 456
     Providence Forge, Virginia 23140


-------------------------------
Arnold W. Stansley
3610 N. Courthouse Rd.
P.O. Box 456
Providence Forge, Virginia 23140